Exhibit 99.1

IFF ACQUIRES AROMOR TO STRENGTHEN ITS FRAGRANCE INGREDIENTS AND FRAGRANCE CREATION CAPABILITIES

NEW YORK, N.Y., January 16, 2014 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced that it has completed the acquisition of Aromor Flavors and Fragrances Ltd., a privately held manufacturer and marketer of complex specialty ingredients that are used in fragrances and flavors.

While terms of the transaction have not been disclosed, the Aromor operations would have represented approximately $35 million of incremental sales to IFF’s results in 2013 on a proforma basis. IFF funded the transaction from existing resources. Aromor will become part of the IFF Fragrances Ingredients business and is expected to be accretive to IFF’s earnings per share in 2014.

Chief Executive Officer Doug Tough said “We are pleased to complete this important strategic acquisition. We expect Aromor, with its strong R&D capabilities, to provide us with cost-effective, quality materials to use in our formula creations and external sales.”

“A key component of our overall Ingredients strategy is to provide cost-advantaged, specialty molecules that enhance our development of consumer preferred fragrance compounds,” added Nicolas Mirzayantz, Group President Fragrances. “We believe the use of the Aromor ingredients portfolio and their technology development process will be value enhancing by improving the overall profitability and win rate of our fragrance creations. We plan to continue to support the Aromor facility in Israel and invest in and develop their R&D and manufacturing capabilities in order to strengthen the development and production of specialty ingredients.”

“We welcome Aromor’s talented and dedicated team and are excited to bring their pipeline of specialty ingredients to IFF. The Aromor acquisition is complementary to our existing ingredients portfolio and is an important step in increasing our scale and expertise in Ingredients,” said Rob Edelman, SVP Fragrance Ingredients. “As Aromor is currently one of our suppliers, we have been working with the Aromor team for many years and are excited to have them join IFF. We look forward to working with the current Aromor management as they continue to lead and manage the company’s operations.”

“Aromor is delighted to join the IFF family as it will enable accelerated growth for our business. Our R&D expertise, combined with IFF, will enable increased new product development and technology advances,” said Karen Cohen Khazon, Aromor Chief Executive Officer and President.

About Aromor

Founded in 1982, and based in Israel in Kibbutz Givat Oz with sales offices in the United States, Aromor is engaged in the development, production and marketing of Natural, Natural Identical and Synthetic high added value aroma and flavors ingredients for the perfume, cosmetics and food industries. Aromor has approximately 90 employees. Aromor has salient competitive advantages and specializes in the development of captives and sophisticated molecules. For more information, please visit our website at www.aromor.com.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has approximately 5,900 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Forward-Looking Statements

This press release contains forward-looking statements under the Federal Private Securities Litigation Reform Act of 1995, which are often identified by words like “believe,” “assume,” “expect,” “should” or similar expressions. In particular, among others, statements about expectations regarding the effects of the Aromor Flavors and Fragrances Ltd. acquisition, including growth, cost-saving opportunities, increased scale and the impact on our innovation strategy are forward-looking statements. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in IFF’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Commission on February 26, 2013. We wish to caution readers that certain important factors could cause actual results to differ materially from those expressed in any forward-looking statements made in this press release, including, but not limited to our ability to achieve expected synergies and successfully complete the integration of Aromor and the level of expenses and other charges related to the acquisition. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

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Shelley Young

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